                                    June 18, 1998


(213) 229-7000                                                     C 11484-00005

Burke Industries, Inc.
2250 Tenth Street
San Jose, CA  95112

     Re:  EXCHANGE OF FLOATING INTEREST RATE SENIOR NOTES DUE 2007

Ladies and Gentlemen:

     We have acted as special counsel for Burke Industries, Inc., a California corporation (the , "Company"), in connection with the issuance by the Company of $30.0 million principal amount of Floating Interest Rate Senior Notes Due 2007 (the "Exchange Notes") issued in exchange for $30.0 million principal amount of the Company's Floating Interest Rate Notes due 2007 (the "Old Notes"). The terms of the Old Notes and the Exchange Notes are described in the Prospectus of even date herewith (the "Prospectus") and the operative documents described therein.

     This opinion is based on the accuracy of the facts described and the representations made in the Prospectus.

     We have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of this opinion. We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

     Based on the foregoing, we hereby confirm our opinion in the Prospectus described under the caption "Federal Income Tax Consequences."

June 18, 1998
Page 2


     This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Any variation or difference in the facts from those set forth in the Prospectus or the operative documents described therein may affect the conclusions stated herein.

     We hereby consent to the use of our name and opinion under the caption "Federal Income Tax Consequences" in the Prospectus.

                              Very truly yours,

                              /s/ Gibson, Dunn & Crutcher LLP

                              GIBSON, DUNN & CRUTCHER LLP